Exhibit 12

ROCKWELL AUTOMATION, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
SIX MONTHS ENDED MARCH 31, 2003
(in millions, except ratio)

EARNINGS AVAILABLE FOR FIXED CHARGES:
Income before income taxes and cumulative effect of accounting change	$125
Minority interest in income of subsidiaries	1
Undistributed earnings of affiliates	(2)

124

Add fixed charges included in earnings:
Interest expense	30
Interest element of rentals	21

51

Total earnings available for fixed charges	$175

FIXED CHARGES:
Fixed charges included in earnings	$51
Capitalized interest	—

Total fixed charges	$51

RATIO OF EARNINGS TO FIXED CHARGES (1)	3.46

(1)	In computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes and cumulative effect of accounting change, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings and losses of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.